Exhibit 99.2

bluebird bio Announces New Interim Data from Phase 1 (HGB-206) Study of LentiGlobin™ Gene Therapy in Patients with Severe Sickle Cell Disease at Annual Congress of the European Hematology Association

–	All patients (n=4) in Group C with ≥ 3 months follow-up consistently producing ≥ 30% anti-sickling HbAT87Q –

–	First Group C patient generating a normal total hemoglobin of 14.2 g/dL with over 60% anti-sickling HbAT87Q at 6 months –

–	Company to hold conference call and webcast today, June 15, 8:00 a.m. EDT –

CAMBRIDGE, Mass., June 15, 2018 – bluebird bio, Inc. (Nasdaq: BLUE) today announced new interim data from the ongoing HGB-206 Phase 1 multicenter clinical study of LentiGlobin investigational gene therapy in patients with severe sickle cell disease (SCD) will be presented in an oral presentation on Saturday, June 16 at the 23rd Congress of the European Hematology Association (EHA) by Julie Kanter, M.D., Medical University of South Carolina, Charleston, South Carolina.

“The consistent production of increased amounts of anti-sickling HbAT87Q in the Group C patients reflects the substantial positive impact of the changes introduced with the amended HGB-206 study protocol and refined manufacturing process. All four Group C patients with greater than or equal to three months follow-up are making over 30 percent anti-sickling HbAT87Q. The first patient treated, now with six months of follow-up, is producing over 60 percent anti-sickling HbAT87Q with a normal total hemoglobin level of 14.2 g/dL,” said David Davidson, M.D., chief medical officer, bluebird bio. “The upward trajectory in Group C at these early time points suggests the potential for these patients to exceed the initially proposed therapeutic target of 30 percent anti-sickling HbAT87Q. We continue to define the development plan with regulatory authorities, and with further follow-up, we hope to see even higher levels of HbAT87Q, as well as sustained clinical benefit for patients.”

SCD is a genetic disease that causes the protein in red blood cells, called hemoglobin, to be misshapen. As a result of this abnormal hemoglobin, many affected individuals live with severe anemia and vaso-occlusive events which include severe, recurrent pain crises that lead to organ damage and shortened life span.

“The early data from Group C patients are very exciting and provide increasing confidence that LentiGlobin has the potential to deliver transformative benefit to patients. The longer-term data from patients treated earlier in the study show that levels of anti-sickling HbAT87Q in patients with SCD treated with LentiGlobin remain stable for at least two years,” said Dr. Kanter, a lead investigator of the HGB-206 study. “Treatment options that can address the underlying cause of sickle cell disease are limited and LentiGlobin gene therapy has the potential to prevent or substantially reduce damaging symptoms associated with this debilitating disease.”

Recent Progress in Gene Therapy for Severe Sickle Cell Disease: Updated Interim Results from a Phase 1 Clinical Study of LentiGlobin Gene Therapy (Abstract S836)

Presenter: Julie Kanter, M.D., Medical University of South Carolina, Charleston, SC

Date & Time: Saturday, June 16, 2018, 12:30 – 12:45 p.m. CEST (6:30 a.m. EDT)

Location: Room A8

HGB-206 is an ongoing, open-label study designed to evaluate the safety and efficacy of LentiGlobin gene therapy for the treatment of adults with severe SCD. Patients in this study are divided into three cohorts: A, B and C. Patients in Group A were treated under the original study protocol. Patients in Group B were treated under an amended study protocol that included a refined Drug Product (DP) manufacturing process intended to increase DP vector copy number (VCN) as well as changes to improve engraftment of gene-modified stem cells. Patients in both Group A and B had DP made from stem cells collected using bone marrow harvest. Patients in Group C were also treated under the amended study protocol, but received LentiGlobin gene therapy made from stem cells collected from peripheral blood after mobilization with plerixafor rather than via bone marrow harvest. Results, as of May 15, 2018, include:

•	Group C: 6 patients treated under the amended study protocol and with DP manufactured using the refined process, median (range) follow-up 3 (1.2 – 6.0) months:
•	4 of 6 patients had ≥ 3 months follow up, and were producing 3 – 6 g/dL of HbAT87Q by 3 months
•	1 patient was producing 8.8 g/dL of HbAT87Q and a total hemoglobin level of 14.2 g/dL at 6 months
•	Median transduced CD34+ cells: 81%
•	Median DP cell dose: 7.1 x 10[6] CD34+ cells
•	Median DP VCN (copies per diploid genome): 4
•	Overall safety profile remains generally consistent with myeloablative conditioning
•	Continued feasibility of plerixafor mobilization and apheresis observed
•	Group B: 2 patients treated under the amended study protocol and with DP manufactured using stem cells from bone marrow harvest with ≥ 9 months follow up:
•

Patient 1312, who received LentiGlobin manufactured entirely using a refined manufacturing process, was producing 7.2 g/dL HbAT87Q and 12.8 g/dL of total hemoglobin (56% HbAT87Q) at 9 months of follow-up

•	Patient 1313, who received LentiGlobin manufactured using a combination of the original and the refined manufacturing processes, was producing 3.2 g/dL HbAT87Q and 11.0 g/dL of total hemoglobin (29% HbAT87Q) at 15 months of follow-up
•	Group A: Long-term data on 7 patients in the initial study cohort with ≥ 2 years follow-up:
•	Steady levels of LentiGlobin vector and HbAT87Q were maintained through 2 years (median follow-up: 24.2 months; range: 22.8-32.9)
•	Median transduced CD34+ cells: 25%
•	Media DP cell dose: 2.1 x 10[6] CD34+ cells
•	Median DP VCN: 0.6
•	Median (range) total hemoglobin at last study visit was 9.1 (7.1 - 11.4) g/dL

Conference Call & Webcast Information

bluebird bio will host a conference call and live webcast at 8:00 a.m. EDT on Friday, June 15, 2018. To access the live webcast, please visit the “Events & Presentations” page within the Investors and Media section of the bluebird bio website at http://investor.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or +1 (315) 625-3227 from outside the United States. Please refer to conference ID number 4678706. A replay of the webcast will be available on the bluebird bio website for 90 days following the call.

About SCD

Sickle cell disease (SCD) is a serious, progressively debilitating, and life-threatening genetic disease. SCD results from production of abnormal sickle hemoglobin (HbS), which leads to sickled red blood cells (RBCs) and hemolysis. As a result of this abnormal hemoglobin, many affected individuals live with severe anemia and vaso-occlusive events which include severe, recurrent pain crises that lead to organ damage and shortened life span.

Where adequate medical care is available, common treatments for patients with SCD largely revolve around prevention of infection, and management and prevention of acute sickling episodes. Chronic management includes a limited number of pharmaceutical treatment options and, in certain cases, chronic transfusions. Allogeneic hematopoietic stem cell transplant (HSCT) is currently the only available option with the potential to correct the genetic deficiency in SCD. However, its use is limited to certain pediatric patients with severe disease who have an unaffected matched sibling donor. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft-versus-host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About bluebird bio, Inc.
With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio's gene therapy clinical programs include Lenti-D™ for the treatment of cerebral adrenoleukodystrophy, and LentiGlobin™ for the treatment of transfusion-dependent β-thalassemia, also known as β-

thalassemia major, and severe sickle cell disease. bluebird bio's oncology pipeline is built upon the company's leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio's lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Zug, Switzerland.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat severe sickle cell disease. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process or the HGB-206 clinical trial protocol will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com

Media

Stephanie Fagan, 201-572-9581

sfagan@bluebirdbio.com